Exhibit 99.1

The Chefs’ Warehouse, Inc. Acquires Queensgate Foodservice

Acquisition Strengthens Position in Midwest

Ridgefield, CT, January 2, 2013 — The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today announced that it has acquired substantially all the assets of Queensgate Foodservice, located in Cincinnati, OH. Founded in 1999, Queensgate is a distributor stocking more than 8,000 items, including a full line of produce, fresh meats and poultry, dairy, dry grocery, and frozen foods. They currently serve some of the finest restaurants, caterers, hotels, country clubs, and other operators in Ohio, Kentucky, and Indiana.

“We are thrilled to have Queensgate join the Chefs’ Warehouse family,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “We believe that this acquisition is an exciting opportunity to strengthen our position in the Midwest and offers exciting synergies as we integrate this business with our existing operations.”

“We are thankful for the opportunity to join The Chefs’ Warehouse team,” said Pat O’Callaghan, Jr. chief executive officer of Queensgate. “We are incredibly grateful to our dedicated staff, our loyal customers, and our trusted vendors, who worked together to make Queensgate what it is today. We are very excited to take this business to the next level using the strength and resources available to us as part of the Chefs’ Warehouse family.”

Queensgate Foodservice is expected to generate approximately $40 million in revenue in 2012. The total purchase price for the business was approximately $22 million at closing (subject to customary post-closing working capital adjustments) and was funded with borrowings under the Company’s existing revolving credit facility. The purchase price is also subject to an adjustment of up to $2.4 million based on the achievement of certain earnings targets in 2013 and 2014. The acquired business is expected to contribute to the Company’s earnings in the latter half of 2013 once the business is fully integrated. The Company expects to issue financial guidance for the full year 2013 when fourth quarter and fiscal year end 2012 results are reported in early 2013.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 16,300 products to more than 10,500 customer locations throughout the United States.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s and Queensgate Foodservice’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. Words like “anticipate,” “seek,” “expect,” “post-closing,” and “believe” and variations of these words and similar expressions are intended to identify forward-looking statements. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary and deflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors, including Queensgate Foodservice, and to integrate and realize expected synergies from those acquisitions; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; increased fuel costs and expectations regarding the use of fuel surcharges; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Contact:

Investor Relations

John Austin, (718) 684-8415

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